                                                                    EXHIBIT 99.1

PRESS RELEASE

                                                           FOR IMMEDIATE RELEASE


Central Federal Bank to open Fairlawn office
Raymond E. Heh named Regional President; Mark S. Allio joins Central Federal
Board

The synergy behind Fairlawn's newest financial services company, Central Federal Bank, is the work of one man's vision and the partnership of long-time bank executives: David C. Vernon, former Founder and President of Summit Bank; Raymond E. Heh, former Bank One Akron Regional President; Parker MacDonell, former Bank One Columbus Senior Vice President; Edward L. Baumgardner, former President of Potters Bank and Potters Financial Corporation; and Mark S. Allio, former President of Third Federal Savings, Cleveland. Central Federal Bank is a subsidiary of Central Federal Corporation (Nasdaq: GCFC).

The venture began in January when Vernon became Chairman and CEO of Central Federal Corporation and Central Federal Bank. With his leadership came a new vision for the 111-year-old company - to expand beyond its offices in eastern Ohio by establishing offices in Fairlawn and Columbus.

Central Federal Bank, which has offices in Wellsville and Calcutta, Ohio, was founded in 1892 in Wellsville, an industrial community on the Ohio River that grew up around the flourishing pottery industry.

Vernon, who founded Summit Bancorp and Summit Bank in 1991, has always had a vision for establishing and managing banks. Under his leadership, Summit Bank achieved significant success before merging with Signal Corp. of Wooster, Ohio, in 1997. Signal was acquired by FirstMerit in 1999.

"Growth requires vision but also talent, and that's the reason we have come together and embraced this opportunity," said Vernon.

The Fairlawn office, which will be located in a new building to be constructed on the northwest corner of Smith and Ghent Roads, celebrated its groundbreaking ceremony on June 18, 2003. The office will open its doors in the first quarter 2004 and will feature private client service areas, making the environment warm and inviting. A temporary office has been established at 2841 Riviera Drive, Suite 300, in Fairlawn.

Raymond E. Heh will serve as Regional President and head of Summit County operations. Heh joins Central Federal with 39 years' banking experience and a thorough understanding of the northeast Ohio financial services market. "Ray and I first met 18 years ago when I recruited him to join Bank One Akron. It is a pleasure to be working with him again," said Vernon.

"There is a great opportunity for Central Federal in this market, and I am looking forward to working with Dave again as we establish our office in Fairlawn," added Heh.

The Columbus office, which was announced on May 8, 2003, is scheduled to open in the fourth quarter 2003. It will be located near Easton Town Center. Columbus operations are headed by Regional President Parker

MacDonell and will be similar in design to the Fairlawn office. "Everyone in our Columbus and Fairlawn offices will be dedicated to providing personalized, focused service to businesses and individuals," said MacDonell. A third generation Ohio banker, MacDonell joined forces with Central Federal after meeting Vernon in March of this year.

Edward L. Baumgardner, an East Liverpool resident, became President of the Bank's Columbiana County region on June 16, 2003. "I have been asked to build our Columbiana County operation and am looking forward to helping the Bank add to its 111-year heritage," said Baumgardner.

Mark S. Allio, a resident of Bath, Ohio, joined the boards of both Central Federal Corporation and Central Federal Bank on June 18, 2003. "Several months ago, I was introduced to Dave Vernon, and it was immediately obvious that we have similar business philosophies. I have a passion for helping to grow businesses in this area, so it is a privilege to become part of this effort," said Allio.

The Fairlawn and Columbus offices will focus on business financial services that provide personalized, focused service and access to decision-makers. "With a myriad of banks already established in Fairlawn and Columbus, many wonder what makes us different," said Vernon. "I simply explain that our clients and friends have immediate access to experienced decision-makers, so they can get the job done and get on with their business."

Most banks offer business financial services, yet very few authorize client service personnel to make decisions. "We give business owners access to decision-makers - loan officers who can make decisions just as owners do when they run their businesses," explained Vernon.

"We have a lot of work to do, but this is a great team. I don't think there is another bank our size in the country with this much talent. Now it is time to execute the plan," added Vernon.

For more information about Central Federal Bank or its regional offices, contact David C. Vernon or Raymond E. Heh at 330-666-7979.

ABOUT DAVID C. VERNON

David Vernon has worked in banking for 30 years and founded Summit Bancorp and Summit Bank in Fairlawn in 1991. After achieving significant success, Summit merged with Signal Corp. of Wooster in 1997. Signal was acquired by FirstMerit of Akron in 1999. Vernon resides in Akron.

ABOUT RAYMOND E. HEH

Raymond Heh, former Regional President of Bank One, has worked in banking for 39 years. He served as President and CEO of Winters National Bank in Cincinnati until January 1984 when it was acquired by Bank One. In 1984, Heh moved to Bank One Akron as head of commercial lending and subsequently became Chairman and Chief Executive Officer of the Akron affiliate. He has served on numerous professional and charitable organizations. Heh resides in Hudson.

ABOUT PARKER MACDONELL

Parker MacDonell, former Senior Vice President of Bank One Columbus, has worked in banking for 16 years. He joined Bank One in 1998 after receiving his Master's degree from the Yale School of Management, New Haven, CT. MacDonell resides in Worthington, Ohio.

ABOUT EDWARD L. BAUMGARDNER

Edward Baumgardner, former President of Potters Bank and Potters Financial Corporation, has worked in banking for nearly 30 years. He resides in East Liverpool.

ABOUT MARK S. ALLIO

Mark Allio, former president of Third Federal Savings, Cleveland, has worked in banking for more than 15 years. He is President and CEO of Rock Bank, FSB in formation in Livonia, Michigan. Prior to joining Third Federal, he was a CPA with KPMG and Arthur Anderson for 10 years. He resides in Bath, Ohio.

ABOUT CENTRAL FEDERAL

Central Federal Corporation, the holding company for Central Federal Bank, was organized as a Delaware corporation in September 1998, in connection with the bank's conversion from a mutual to stock organization. Central Federal is a community-oriented financial services company founded in 1892.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the assumptions are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.